                                                                    EXHIBIT 21.1


LIST OF SUBSIDIARIES


1.   Amedisys Staffing Services, Inc.

2.   Amedisys Nursing Services, Inc.

2.   Amedisys Specialized Medical Services, Inc.

4.   Amedisys Surgery Centers, L.C.

3.   Alliance Home Health, Inc.

6.   Amedisys Management Services Organization, Inc.

4.   Amedisys Home Health, Inc.

8.   Amedisys, Alternate-Site Infusion Therapy Services, Inc.

5.   Amedisys Durable Medical Equipment, Inc.

10.  Amedisys Physician Services, Inc.

11.  Analytical Nursing Management Corporation of Texas

12.  MedAmerica, Inc. of Texas

13.  MedAmerica, Inc.

13.  Hammond Surgical Care Center, L.C.

15.  Infusioncare Solutions, Inc.

16.  PRN, Inc.

17.  St. Luke's SurgiCenter